Exhibit 99.1

DIGITAL ANGEL RECEIVES NOTICE RELATING
TO NASDAQ’S MINIMUM BID PRICE RULE

Company has approximately one year to regain compliance,
provided it meets other listing requirements

SO. ST. PAUL, MN – December 11, 2009 – Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that on December 10, 2009, it received notice from The Nasdaq Stock Market that the minimum bid price of the Company’s common stock closed below $1.00 per share for 30 consecutive business days and that Digital Angel was therefore not in compliance with Nasdaq’s listing rules (Rule 5550(a)(2)).

In accordance with the rules, Digital Angel has 180 calendar days, or until June 8, 2010, to regain compliance. If at any time before that date the bid price of the Company’s common stock closes at $1.00 per share or more for at least 10 consecutive business days, Nasdaq will provide written notification that the Company complies with the rules (Rule 5810(c)(3)(A)).

If compliance is not achieved by June 8, 2010, Digital Angel will be eligible for an additional compliance period of 180 days provided that it meets The Nasdaq Capital Market initial listing criteria (Rule 5505), with the exception of the bid price requirement. If the Company is not eligible for an additional compliance period, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, Digital Angel may appeal Nasdaq’s determination that the Company’s common stock will be delisted from The Nasdaq Capital Market.

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.

Contact:
Digital Angel
Jay McKeage
Phone: (651) 554-1564
jmckeage@digitalangel.com

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